EXHIBIT 10.2

CHARTER OF THE COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS OF OBITX, INC.

AS ADOPTED BY THE BOARD

ON MAY 11, 2020

I. PURPOSE

The Compensation Committee (the “Committee”) of the Board of Directors of OBITX, Inc., (the “Company”) is appointed by the Board of Directors (the “Board”) to discharge the Board’s responsibilities with respect to all forms of compensation for the Company’s executive officers and to administer the Company’s equity incentive plans for employees. This Charter sets forth the authority and responsibility of the Committee for evaluating and approving executive officer compensation arrangements, plans, policies and programs of the Company, and for administering the Company’s equity incentive plans for employees whether adopted prior to or after the date of adoption of this charter (the “Stock Plans”).

II. MEMBERSHIP

The Committee will consist of one or more members, with the exact number to be determined by the Board. Each of the members of the Committee will be (i) an “independent director” as defined under the rules of the New York Stock Exchange, as amended (the “Rules”), except as may otherwise be permitted by such Rules, (ii) a “Non-Employee Director,” as defined in Rule 16b-3 promulgated under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (iii) an “outside director” under Regulation Section 1.162-27 promulgated under Section 162(m) of the Internal Revenue Code of 1986, as amended. All members of the Committee will be appointed by, and shall serve at the discretion of, the Board.

The Board will select members of the Committee who will be approved by a majority vote of the Board. Committee members will serve during their respective term as a director, subject to earlier removal by a majority vote of the Board. Unless a chair is elected by the full Board, the members of the Committee may designate a chair by majority vote of the Committee membership.

III. MEETINGS

Meetings of the Committee will be held from time to time and in any event at least twice per fiscal year, in response to the needs of the Board or as otherwise determined by the Chairman of such Committee, and the Committee shall provide reports to the Board. In lieu of a meeting, the Committee may also act by unanimous written consent resolution. The Committee will maintain written minutes of its meetings and will file such minutes with the books and records of the Company.

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IV. AUTHORITY AND RESPONSIBILITIES

The principal processes of the Committee in carrying out its oversight responsibilities are set forth below. These processes are set forth as a guide with the understanding that the Committee may supplement them as appropriate and may establish policies and procedures from time to time that it deems necessary or advisable in fulfilling its responsibilities.

1.

The Committee will have the authority to review and oversee the Company’s overall compensation philosophy, and to oversee the development and implementation of compensation programs aligned with the Company’s business strategy.

2.

The Committee will have the sole authority to determine the form and amount of compensation to be paid or awarded to the Chief Executive Officer (“CEO”) and all other executive officers of the Company.

3.

The Committee will annually review and approve all matters related to CEO compensation and determine (i) the salary paid to the CEO, (ii) the grant of all cash-based bonuses and equity compensation to the CEO, (iii) the entering into or amendment or extension of any employment contract or similar arrangement with the CEO, (iv) any CEO severance or change in control arrangement, (v) material perquisites provided to the CEO and (vi) any other CEO compensation matter that may arise from time to time as directed by the Board. The compensation decisions with regard to CEO compensation matters shall incorporate the review of the CEO’s performance against pre-established business and individual objectives conducted annually by the Board. In determining the long-term incentive component of the CEO’s compensation, the Committee may consider among other things: the Company’s performance and relative stockholder return, the value of similar incentive awards to chief executive officers at companies the Committee determines comparable based on factors it selects and the incentive awards given to the Company’s CEO in prior years.

4.

For all executive officers other than the CEO, the Committee, in consultation with the CEO, will annually review and approve the corporate goals and objectives relevant to executive officers’ compensation. In light of these goals and objectives, the Committee, in consultation with the CEO, will determine (i) the salary paid to executive officers, (ii) the grant of cash-based bonuses and equity compensation provided to executive officers, (iii) the entering into or amendment or extension of any employment contract or similar arrangement with executive officers, (iv) executive officers’ severance or change in control arrangement, (v) material perquisites provided to executive officers and (vi) any other executive officer compensation matter that may arise from time to time as directed by the Board. In determining the long-term incentive component of executive officers’ compensation, the Committee will consider the same factors pertaining to such compensation that it considers for that element of the CEO’s compensation.

5.

The Committee will periodically review and make recommendations to the Board with respect to adoption and approval of, or amendments to, all equity-based incentive compensation plans and arrangements for employees, and the shares and amounts reserved thereunder after taking into consideration the Company’s strategy of long-term and equity-based compensation. The Committee will also periodically review and make recommendations to the Board with respect to adoption and approval of, and amendments to, all cash-based incentive plans for executive officers.

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6.

The Committee will: (i) approve grants of stock, stock options or stock rights to employees eligible for such grants (including grants in compliance with Rule 16b-3 promulgated under the Exchange Act to individuals who are subject to Section 16 of the Exchange Act); (ii) determine the Company’s policy regarding the timing of such grants of stock, stock options or stock purchase rights; (iii) interpret the Stock Plans and agreements thereunder; and (iv) determine acceptable forms of consideration for stock acquired pursuant to the Stock Plans. The Committee will have the authority to approve stock ownership guidelines applicable to the CEO and to other designated executives, and the responsibility to annually review compliance with such guidelines. Pursuant to §157 of the Delaware General Corporation Law, the Committee may delegate to the Company’s CEO the authority to grant options to employees of the Company or of any subsidiary of the Company who are not directors or executive officers, provided that such grants are within the limits established by §157 and by resolution of the Board.

7.

The Committee will exercise the powers of the Board and perform such duties and responsibilities as may be assigned to a “committee,” this Committee or the Board under the terms of any incentive-compensation, equity-based compensation, deferred compensation, or other plan in the Company’s executive benefit program.

8.

The Committee will participate, with management, in the preparation of the Compensation Discussion and Analysis. The Committee will review the final draft of the Compensation Discussion and Analysis and recommend to the Board its inclusion in the proxy statement to the extent required by the rules and regulations of the Securities and Exchange Commission (the “SEC”).

9.

The Committee will review the results of the Company’s “say on pay” vote as well as the results of other Company stockholder votes with respect to compensation-related matters, and will consider whether any changes should be made to the Company’s compensation plans and programs as a result of any such stockholder vote.

10.	The Committee will provide the Compensation Committee Report for inclusion in the Company’s proxy statement or annual report on Form 10-K that complies with the rules and regulations of the SEC.

11.

The Committee will oversee the Company’s submission to a stockholder vote of matters relating to compensation, including advisory votes on executive compensation and the frequency of such votes, incentive and other compensation plans, and amendments to such plans.

12.	The Committee will make regular reports to the Board.

13.	The Committee will review this Charter annually and recommend to the Board any changes it determines are appropriate.

14.	The Committee will review its performance annually and submit a report on its performance to the Board.

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15.

For the purpose of assessing whether risks arising from any compensatory plan or arrangement are reasonably likely to have a material adverse effect on the Company, the Committee will periodically review the relationship between the incentives associated with these plans and the level of risk-taking by executive officers in response to such incentives.

16.

The Committee will have the sole authority and right, as and when it shall determine to be necessary or appropriate to the functions of the Committee, to retain, obtain the advice of and terminate compensation consultants, independent legal counsel or other advisors of its choosing to assist the Committee with its functions. The Committee shall have the sole authority to approve the fee arrangement and other retention terms of such advisors, and the Company must provide for appropriate funding, as determined by the Committee, for payment of reasonable fees to a compensation consultant, independent legal counsel or any other advisor retained by the Committee. In this regard, the Committee shall be directly responsible for the appointment, fee arrangement and oversight of the work of any compensation consultant, independent legal counsel or other advisor retained by the Committee. The Committee shall evaluate the qualifications, performance and independence of any such advisors in accordance with policies that the Committee may establish in its sole discretion. Except as otherwise required by the applicable Rules of the New York Stock Exchange, the Committee may select a compensation consultant, legal counsel or other advisor to the Committee only after taking into consideration all factors relevant to that person’s independence from management, including the following: (i) the provision of other services to the Company by the person that employs the compensation consultant, legal counsel or other advisor; (ii) the amount of fees received from the Company by the person that employs the compensation consultant, legal counsel or other advisor, as a percentage of the total revenue of the person that employs the compensation consultant, legal counsel or other advisor; (iii) the policies and procedures of the person that employs the compensation consultant, legal counsel or other advisor that are designed to prevent conflicts of interest; (iv) any business or personal relationship of the compensation consultant, legal counsel or other advisor with a member of the Committee; (v) any stock of the Company owned by the compensation consultant, legal counsel or other advisor; and (vi) any business or personal relationship of the compensation consultant, legal counsel, other advisor or the person employing the advisor with an executive officer of the Company.

17.

The Committee will perform any other activities required by applicable law, rules or regulations, including the rules of the SEC and any exchange or market on which the Company’s capital stock is traded, and perform other activities that are consistent with this charter, the Company’s certificate of incorporation and bylaws, and governing laws, as the Committee or the Board deems necessary or appropriate.

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